UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.

                                SCHEDULE 13G


                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT _)*


                          AMERICASDOCTOR, INC.
---------------------------------------------------------------------------
                              (Name of Issuer)

              CLASS A COMMON STOCK, PAR VALUE $0.001 PER SHARE
---------------------------------------------------------------------------
                       (Title of Class of Securities)

                                    NONE
         ---------------------------------------------------------
                               (CUSIP Number)

                             DECEMBER 31, 2001
         ---------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)

Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:
        |_| Rule 13d-1(b)
        |_| Rule 13d-1(c)
        |X| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                    *SEE INSTRUCTIONS BEFORE FILLING OUT

                                SCHEDULE 13G

    -----------------------------                 ------ ----- --- ----- ------
    CUSIP NO.          NONE                       PAGE    2    OF   11   PAGES
                    -------------                       -----      ----
    ---------------------------------------------------------------------------
       1     NAME OF REPORTING PERSON
             /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GE CAPITAL EQUITY INVESTMENTS, INC.   06-1268495
    ---------------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)         |_|
                                                             (b)         |X|

    ---------------------------------------------------------------------------
       3     SEC USE ONLY


    ---------------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE, U.S.A.
    ---------------------------------------------------------------------------
                           5     SOLE VOTING POWER
         NUMBER OF
                                      0
          SHARES
                         ------------------------------------------------------
                           6     SHARED VOTING POWER
       BENEFICIALLY
                                      603,501
         OWNED BY
                         ------------------------------------------------------
           EACH            7     SOLE DISPOSITIVE POWER

         REPORTING
                                      0
          PERSON
                         ------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER
           WITH
                                      603,501
    ---------------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  603,501
    ---------------------------------------------------------------------------
      10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                            |_|

    ---------------------------------------------------------------------------
      11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  6.96%
    ---------------------------------------------------------------------------
      12     TYPE OF REPORTING PERSON*

                  CO
    ---------------------------------------------------------------------------

                                SCHEDULE 13G

    -----------------------------                 ------ ----- --- ----- ------
    CUSIP NO.          NONE                       PAGE    3    OF   11   PAGES
                    -------------                       -----      ----
    ---------------------------------------------------------------------------
       1     NAME OF REPORTING PERSON
             /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GENERAL ELECTRIC CAPITAL CORPORATION  13-1500700
    ---------------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)         |_|
                                                             (b)         |X|

    ---------------------------------------------------------------------------
       3     SEC USE ONLY


    ---------------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE, U.S.A.
    ---------------------------------------------------------------------------
                           5     SOLE VOTING POWER
         NUMBER OF
                                      0
          SHARES
                         ------------------------------------------------------
                           6     SHARED VOTING POWER
       BENEFICIALLY
                                      603,501
         OWNED BY
                         ------------------------------------------------------
           EACH            7     SOLE DISPOSITIVE POWER

         REPORTING
                                      0
          PERSON
                         ------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER
           WITH
                                      603,501
    ---------------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  603,501
    ---------------------------------------------------------------------------
      10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                            |_|

    ---------------------------------------------------------------------------
      11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  6.96%
    ---------------------------------------------------------------------------
      12     TYPE OF REPORTING PERSON*

                  CO
    ---------------------------------------------------------------------------

                                SCHEDULE 13G

    -----------------------------                 ------ ----- --- ----- ------
    CUSIP NO.          NONE                       PAGE    4    OF   11   PAGES
                    -------------                       -----      ----
    ---------------------------------------------------------------------------
       1     NAME OF REPORTING PERSON
             /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GENERAL ELECTRIC CAPITAL SERVICES, INC.  06-1109503
    ---------------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)         |_|
                                                             (b)         |X|

    ---------------------------------------------------------------------------
       3     SEC USE ONLY


    ---------------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE, U.S.A.
    ---------------------------------------------------------------------------
                           5     SOLE VOTING POWER
         NUMBER OF
                                      0
          SHARES
                         ------------------------------------------------------
                           6     SHARED VOTING POWER
       BENEFICIALLY
                                      DISCLAIMED.  SEE 9 BELOW.
         OWNED BY
                         ------------------------------------------------------
           EACH            7     SOLE DISPOSITIVE POWER

         REPORTING
                                      0
          PERSON
                         ------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER
           WITH
                                      DISCLAIMED.  SEE 9 BELOW.
    ---------------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED.
    ---------------------------------------------------------------------------
      10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                            |_|

    ---------------------------------------------------------------------------
      11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  DISCLAIMED.  SEE 9 BELOW.
    ---------------------------------------------------------------------------
      12     TYPE OF REPORTING PERSON*

                  CO
    ---------------------------------------------------------------------------

                                SCHEDULE 13G

    -----------------------------                 ------ ----- --- ----- ------
    CUSIP NO.          NONE                       PAGE    5    OF   11   PAGES
                    -------------                       -----      ----
    ---------------------------------------------------------------------------
       1     NAME OF REPORTING PERSON
             /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GENERAL ELECTRIC COMPANY  14-0689340
    ---------------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)         |_|
                                                             (b)         |X|

    ---------------------------------------------------------------------------
       3     SEC USE ONLY


    ---------------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK, U.S.A.
    ---------------------------------------------------------------------------
                           5     SOLE VOTING POWER
         NUMBER OF
                                      0
          SHARES
                         ------------------------------------------------------
                           6     SHARED VOTING POWER
       BENEFICIALLY
                                      DISCLAIMED.  SEE 9 BELOW.
         OWNED BY
                         ------------------------------------------------------
           EACH            7     SOLE DISPOSITIVE POWER

         REPORTING
                                      0
          PERSON
                         ------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER
           WITH
                                      DISCLAIMED.  SEE 9 BELOW.
    ---------------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED.
    ---------------------------------------------------------------------------
      10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                            |_|

    ---------------------------------------------------------------------------
      11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  DISCLAIMED.  SEE 9 ABOVE.
    ---------------------------------------------------------------------------
      12     TYPE OF REPORTING PERSON*

                  CO
    ---------------------------------------------------------------------------

Item 1.

(a)       NAME OF ISSUER: AmericasDoctor, Inc.

(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1325 Tri-State Parkway, Suite 300
                  Gurnee, Illinois  60031

Item 2.

1.  (a) - (c)     NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS
                  OFFICE; AND CITIZENSHIP:

                  GE Capital Equity Investments, Inc.
                  120 Long Ridge Road
                  Stamford, Connecticut  06927


                  Citizenship:   Delaware

(d) TITLE OF CLASS OF SECURITIES: Class A Common Stock, par value $0.001 per share

(e)               CUSIP NUMBER:  None


2.  (a) - (c)     NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS
                  OFFICE; AND CITIZENSHIP:

                  General Electric Capital Corporation
                  260 Long Ridge Road
                  Stamford, Connecticut  06927


                  Citizenship:   Delaware

(d) TITLE OF CLASS OF SECURITIES: Class A Common Stock, par value $0.001 per share

(e)               CUSIP NUMBER:  None


3.  (a) - (c)     NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS
                  OFFICE; AND CITIZENSHIP:

                  General Electric Capital Services, Inc.
                  260 Long Ridge Road
                  Stamford, Connecticut  06927

                  Citizenship:   Delaware

(d) TITLE OF CLASS OF SECURITIES: Class A Common Stock, par value $0.001 per share

(e)               CUSIP NUMBER:  None


4.  (a) - (c)     NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS
                  OFFICE; AND CITIZENSHIP:

                  General Electric Company
                  3135 Easton Turnpike
                  Fairfield, Connecticut  06431


                  Citizenship:   New York

(d) TITLE OF CLASS OF SECURITIES: Class A Common Stock, par value $0.001 per share

(e)               CUSIP NUMBER:  None


Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:


(a)  [  ]         Broker or Dealer registered under Section 15 of the Act
                  (15 U.S.C. 78o);

(b) [  ]          Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c) [  ]          Insurance Company as defined in Section 3(a)(19) of the
                  Act (15 U.S.C. 78c);

(d) [  ]          Investment Company registered under Section 8 of the
                  Investment Company Act (15 U.S.C. 80a-8);

(e) [  ]          An investment advisor in accordance with Section
                  240.13d-1(b)(1)(ii)(E);

(f) [  ]          An employee benefit plan or endowment fund in accordance
                  with Section 240.13d-1(b)(1)(ii)(F);

(g) [  ]          A parent holding company or control person, in accordance
                  with Section 240.13d-1(b)(1)(ii)(G);

(h) [  ]          A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [  ]          A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

(j) [  ]          Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


If this statement is filed pursuant to ss. 240.13d-1(c), check this box. |_|


Item 4.           OWNERSHIP:


1.                GE Capital Equity Investments, Inc.

(a)               AMOUNT BENEFICIALLY OWNED:  603,501 shares of Class A
                  Common Stock

(b)               PERCENT OF CLASS:  6.96%

(c)               NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)      sole power to vote or to direct the vote:

                           0

                  (ii)     shared power to vote or to direct the vote:

                           603,501

                  (iii)    sole power to dispose or to direct the
                           disposition of:

                           0

                  (iv) shared power to dispose or to direct the disposition of:

                           603,501


2.                General Electric Capital Corporation

(a)               AMOUNT BENEFICIALLY OWNED:  603,501 shares of Class A
                  Common Stock

(b)               PERCENT OF CLASS:  6.96%

(c)               NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)      sole power to vote or to direct the vote:

                           0

                  (ii)     shared power to vote or to direct the vote:

                           603,501

                  (iii)    sole power to dispose or to direct the
                           disposition of:

                           0

                  (iv) shared power to dispose or to direct the disposition of:

                           603,501


3.                General Electric Capital Services, Inc.

(a) AMOUNT BENEFICIALLY OWNED: Beneficial ownership of all shares is disclaimed.

(b)               PERCENT OF CLASS:  Disclaimed.  See (a) above.

(c)               NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)      sole power to vote or to direct the vote:

                           0

                  (ii)     shared power to vote or to direct the vote:

                           Disclaimed.  See (a) above.

                  (iii)    sole power to dispose or to direct the
                           disposition of:

                           0

                  (iv) shared power to dispose or to direct the disposition of:

                           Disclaimed.  See (a) above.


4.                General Electric Company

(a) AMOUNT BENEFICIALLY OWNED: Beneficial ownership of all shares is disclaimed.

(b)               PERCENT OF CLASS:  Disclaimed.  See (a) above.

(c)               NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)      sole power to vote or to direct the vote:

                           0

                  (ii)     shared power to vote or to direct the vote:

                           Disclaimed.  See (a) above.

                  (iii)    sole power to dispose or to direct the
                           disposition of:

                           0

                  (iv) shared power to dispose or to direct the disposition of:

                           Disclaimed.  See (a) above.


Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.


Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable.

Item 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
                  WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not applicable.


Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  See Exhibit 1 for Joint Filing Agreement.


Item 9.           NOTICES OF DISSOLUTION OF GROUP:


                  Not applicable.


Item 10.          CERTIFICATION:

                  Not applicable.

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2002

                               GENERAL ELECTRIC CAPITAL CORPORATION

                               By:    /s/ Jonathan K. Sprole
                                      ----------------------------------------
                                      Name:      Jonathan K. Sprole
                                      Title:     Department Operations Manager

                               GE CAPITAL EQUITY INVESTMENTS, INC.

                               By:    /s/ Jonathan K. Sprole
                                      ----------------------------------------
                                      Name:      Jonathan K. Sprole
                                      Title:     Managing Director and
                                                 General Counsel

                               GENERAL ELECTRIC CAPITAL SERVICES, INC.

                               By:    /s/ Jonathan K. Sprole
                                      ----------------------------------------
                                      Name:      Jonathan K. Sprole
                                      Title:     Attorney-in-fact*

                               GENERAL ELECTRIC COMPANY

                               By:    /s/ Jonathan K. Sprole
                                      ----------------------------------------
                                      Name:      Jonathan K. Sprole
                                      Title:     Attorney-in-fact*


--------
* Pursuant to a Power of Attorney attached as Exhibit 2 to this Schedule 13G.